Registration No. 333-

As filed with the Securities and Exchange Commission on December 8, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	33-0841255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(Address of Principal Executive Offices and Zip Code)

Second Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan

(Full title of the plan)

Jack K. Heilbron

Chief Executive Officer and President

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

(760) 471-8536

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Avital Perlman, Esq.

Darrin Ocasio, Esq.

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor

New York, NY 10036
Telephone: (212) 930-9700

Fax: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement of Presidio Property Trust, Inc. (“we”, “us”, “our”, the “Company,” or “Registrant”) contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8). This reoffer prospectus relates to offers and resales by current and former directors, executive officers and employees of shares of restricted Series A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company that were issued pursuant to the Second Amended and Restated Presidio Property Trust, Inc. 2017 Equity Incentive Award Plan (the “Plan”). This reoffer prospectus may be used by the selling stockholders for reoffers and resales on a continuous or delayed basis in the future of up to 337,864 shares of Common Stock issued pursuant to the Plan. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I, and the Note to Part I of Form S-8 will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each recipient of a grant under the Plan a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Ed Bentzen

Chief Financial Officer

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Phone number: (619) 391-2364

REOFFER PROPSECTUS

Presidio Property Trust, Inc.

337,864 Shares of Series A Common Stock

This reoffer prospectus (“prospectus”) covers the resale of an aggregate of up to 337,864 shares (the “Shares”) of our Series A Common Stock, $0.01 par value per share (the “Common Stock”), by the selling stockholders listed in this prospectus (the “Selling Stockholders”), certain of whom are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholders acquired such shares pursuant to grants and awards made under the Second Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan, referred to in this prospectus as the “Plan”.

We will not receive any proceeds from sales of the shares of our Common Stock covered by this prospectus by any of the Selling Stockholders. The shares may be offered, from time to time, by any or all the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the Selling Stockholders.

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares of Common Stock covered by this prospectus as principals, any profits received by such broker-dealers on the resales of shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “SQFT.” On December 5, 2025, the last reported sale price of our Common Stock was $4.18 per share.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, the information incorporated by reference herein and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. In reviewing this reoffer prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 8, 2025.

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “Presidio,” “we,” “us,” “our,” “ours” and similar terms refer to Presidio Property Trust, Inc. and its consolidated subsidiaries.

Information on the shares offered pursuant to this reoffer prospectus, as listed below, do not necessarily indicate that the Selling Stockholders presently intend to sell any or all the shares so listed.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read this prospectus together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The Selling Stockholders are offering the Common Stock only in jurisdictions where such sales are permitted. The distribution of this prospectus and the sale of the Common Stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the Securities and Exchange Commission (the “Commission”) or at the Commission’s offices mentioned under the heading “Where You Can Find More Information.”

Our logo and other trade names, trademarks, and service marks of Presidio Property Trust, Inc. appearing in this prospectus are the property of our Company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

The market data and certain other statistical information used throughout this prospectus and incorporated by reference herein are based on independent industry publications, government publications and other published independent sources. Although we believe that these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information. Some data is also based on our good faith estimates. While we believe the market data included in this prospectus and the information incorporated herein and therein by reference is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 8 of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, this prospectus. It does not contain all of the information you should consider. As such, before making an investment decision, we urge you to carefully read the entire prospectus and documents incorporated by reference herein, especially the risks of investing in our securities as discussed under “Risk Factors” herein and therein.

Overview

The Company operates as an internally managed, diversified real estate investment trust (“REIT”), with primary holdings in office, industrial, retail, and triple-net leased model home properties. The Company acquires, owns, and manages a geographically diversified portfolio of real estate assets, including office, industrial, retail and model home residential properties leased to homebuilders located in the United States. As of September 30, 2025, the Company owned or had an equity interest in:

●	Eight office buildings and one industrial property (“Office/Industrial Properties”) which total approximately 758,175 rentable square feet (unaudited);

●	One retail building (“Retail Property”) with approximately 10,500 rentable square feet (unaudited); and

●	84 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 250,281 square feet (unaudited), leased back on a triple-net basis to homebuilders, that are owned by four affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of September 30, 2025, all of the model homes in Dubose Model Home Investors #202, LP and Dubose Model Home Investors #206, LP had been sold.

We own three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have, in the past, entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expenses or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple-net lease. Under a triple-net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

We seek to diversify our portfolio by commercial real estate segments, including office, industrial, retail and model home properties to reduce the adverse effect of a single under-performing segment and/or tenant. We further mitigate risk at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individually owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

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Our Current Portfolio

Our commercial portfolio currently consists of three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland, and 87 model home properties located in four states, with the majority located in Texas and Alabama. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Commercial Portfolio.

As of September 30, 2025, our commercial real estate portfolio consisted of the following properties:

($ in 000’s) Property Location	Sq., Ft.	Date Acquired	Year Property Constructed	Purchase Price	Occupancy	Percent Ownership	Mortgage On property
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (1)	57,807	08/10	1989	$10,000	100.0%	92.0%	$6,250
Dakota Center, Fargo, ND (2)	119,554	05/11	1982	9,575	46.1%	100.0%	8,740
Grand Pacific Center, Bismarck, ND	94,943	03/14	1976	5,350	89.4%	100.0%	6,391
Arapahoe Center, Colorado Springs, CO	79,023	12/14	2000	11,850	100.0%	100.0%	8,670
West Fargo Industrial, West Fargo, ND	150,099	08/15	1998/2005	7,900	96.5%	100.0%	5,750
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	66.4%	100.0%	-
One Park Centre, Westminster CO	69,174	08/15	1983	9,150	76.5%	100.0%	6,100
Shea Center II, Highlands Ranch, CO (3)	121,306	12/15	2000	25,325	68.9%	100.0%	16,432
Baltimore, Baltimore, MD	31,752	12/21	2006	8,892	100.0%	100.0%	5,670
Total Office/Industrial Properties	758,175			$91,892	80.8%		$64,003
Retail Properties:
Mandolin, Houston, TX (4)	10,500	08/21	2021	4,892	100.0%	61.3%	3,458
Total Retail Properties	10,500			4,892	100.0%	61.3%	$3,458

(1)	Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. As of September 30, 2025, the property was included in the real estate assets held for sale, net on the consolidated balance sheet. During July 2025, the lender approved a purchase offer from a third party for $5,125,000. In connection with the pending sale, we have impaired the property’s book value and recorded an impairment charge of approximately $3.3 million for the nine months ended September 30, 2025. The sale is expected to take place during the fourth quarter 2025 or in the first quarter of 2026.
(3)	On December 31, 2022, the lease for our largest tenant, Halliburton, expired. Halliburton was located in our Shea Center II property in Colorado, and made up approximately $536,080 of our annual base rent. Halliburton did not renew the lease and we placed approximately $1.1 million in a reserve account with our lender to cover future mortgage payments, if necessary, none of which has been used as of September 30, 2025. Our management team is working to fill the 45,535 square foot space and has leased approximately 69% of the space to other tenants and has reviewed various proposals for the remaining 31%. As of September 30, 2025, management is pursuing third party tenants who fit into our long-term plans, however, there is no guarantee we will be successful in signing new tenants. During the nine months ended September 30, 2025, we have reassessed the value of the property and recorded an impairment charge of approximately $0.9 million.
(4)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

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Model Home Portfolio.

Our model home division utilizes newly-built single family model homes as an investment vehicle. Our model home division purchases model homes from, and leases them back to, homebuilders as commercial tenants on a triple-net basis. These triple-net investments in which the commercial homebuilders bear the expenses of operations, maintenance, real estate taxes and insurance (in addition to defraying monthly mortgage payments), alleviate significant cost and risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

The following table shows a list of our Model Home properties by geographic region as of September 30, 2025:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Alabama	10	23,835	9.5%	$347,064	9.5%
Arizona	2	6,822	2.7%	$149,196	4.1%
Tennessee	2	5,534	2.2%	$89,304	2.4%
Texas	70	214,090	85.6%	$3,069,336	83.9%
Total	84	250,281	100.0%	$3,654,900	99.9%

Our Investment Approach

Our Commercial Property Investment Approach.

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

●	Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, accessible healthcare systems and available housing. We believe this quantitative approach will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.
●	Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies, such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.
●	Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We continue to actively manage our properties to maximize the opportunity to recycle capital.

Our Model Home Property Investment Approach.

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management. We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease, and anticipate unlevered pro forma returns over 8% during our holding period and expected lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the nine months ended September 30, 2025, we acquired 22 model homes for approximately $9.4 million. The purchase price was paid through cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million. During that period, the Company sold 16 model homes for approximately $7.4 million, net of sales costs, and recognized a gain of approximately $0.6 million. During the nine months ended September 30, 2024, the Company acquired 19 model homes for approximately $9.7 million. The purchase price was paid through cash payments of approximately $3.0 million and mortgage notes of approximately $6.7 million. During this period, the Company sold 46 model homes for approximately $22.3 million, net of sales costs, and recognized a gain of approximately $3.2 million.

During the year ended December 31, 2024, we acquired 19 model homes and leased them back to the homebuilders under triple net leases. The purchase price for these properties was $9.7 million. The purchase price consisted of cash payments of $3.0 million and mortgage notes of $6.7 million. During this period, we sold 51 model homes for approximately $24.8 million and recognized a gain of approximately $3.4 million. During the year ended December 31, 2023, we acquired 40 model homes and leased them back to the homebuilders under triple net leases. The purchase price for the properties was $21.9 million. The purchase price consisted of cash payments of $6.6 million and mortgage notes of $15.3 million. During this period, we sold 22 model homes for approximately $11.7 million and recognized a gain of approximately $3.2 million.

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Our Growth Strategy

Our main objective is to maximize long-term stockholder value through the management, leasing and selective redevelopment of our existing commercial property portfolio, and selectively acquiring future properties which are anticipated to provide accretive economic returns. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by major healthcare systems; government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our Commercial Property Growth Strategy

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. We may selectively invest in industrial, office, retail, triple net and other properties where we believe we can achieve higher risk-adjusted returns for our stockholders. We expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we continue to actively manage our portfolio of commercial properties and continue to redeploy capital through the opportunistic sale of certain commercial properties.

We typically purchase properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

Our Model Home Growth Strategy.

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchase of model homes will be from builders that have sufficient assets to fulfill their lease obligations and with model homes that offer a good opportunity for appreciation upon their sale. Sales proceeds from model homes will typically be reinvested to acquire new model homes.

Our Competitive Strengths

We believe that our management team’s extensive public REIT and general real estate experience distinguishes us from many other public and private real estate companies. Specifically, our competitive strengths include, among others:

●	Experienced Senior Management Team. Our senior management team has over 75 combined years of experience with public-reporting companies, including real estate experience with a number of other publicly traded companies and institutional investors. We are the third REIT to be co-founded by our CEO, providing us with core real estate experience in addition to substantial public market experience. We have operated as a publicly-reporting company since 2009.

●	Investment Focus. We believe that our focus on attractive regionally dominant markets provides higher risk-adjusted returns than other public REITs and institutional investors which are focused on gateway markets and major metropolitan areas, as our target markets provide less competition resulting in higher initial returns and greater opportunities to enhance value through institutional quality asset management.

●	Nimble Management Execution. Our principal focus is on acquiring commercial properties offering immediate yield, combined with identifiable value-creation opportunities. We operate in niche geographies, targeting acquisitions valued at between $10 million and $30 million in order to limit competition from larger, better capitalized buyers focused on core markets. We continue to identify and execute these types and sizes of transactions efficiently, which we believe provides us an advantage over other institutional investors, including larger REITs that focus on larger properties or portfolios in more competitively marketed investment transactions.

●	Extensive Broker and Seller Relationships. Our senior management team has developed extensive broker and seller relationships, which remain vital to our acquisition efforts. Of our 12 acquisitions since 2014, nine of these transactions were procured either off-market or through brokers with whom we have a historical relationship. We expect these relationships, as well as our ability to establish such relationships in new markets, to provide valuable access to an acquisition pipeline.

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Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2000. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “Risks Related to our Status as a REIT and Related Federal Income Tax Matters” in our Annual Report for the year ended December 31, 2024. We qualified as a REIT for the fiscal year ended December 31, 2024.

Distribution Policy

We plan to pay at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT. We intend to continue to declare dividends, however, we cannot provide any assurance as to the amount or timing of future dividends. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2024 and the nine months ended September 30, 2025, we did not pay dividends to holders of our Common Stock. During 2023, we paid dividends to our holders of Common Stock of approximately $1.2 million.

To the extent that we pay dividends in excess of our earnings and profits, as computed for federal income tax purposes, these dividends will represent a return of capital, rather than a dividend, for federal income tax purposes. Dividends that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital dividends in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing dividends paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually. During the year ended December 31, 2023, all dividends to holders of our Common Stock were non-taxable as they were considered return of capital to the stockholders.

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Organizational Structure

The following chart summarizes our current ownership structure:

Reverse Stock Split

On May 1, 2025, our board of directors determined to effect the reverse stock split of the outstanding Common Stock at a 1-for-10 ratio (the “Reverse Split”) and approved the filing of Articles of Amendment (the “Articles of Amendment”) to its charter to effect the Reverse Split. On May 16, 2025, the Articles of Amendment to effect the Reverse Split were filed with the State Department of Assessments and Taxation of Maryland. The implementation of the Reverse Split took effect in the public markets at the opening of trading on Monday, May 19, 2025. All equity awards and warrants outstanding immediately prior to the Reverse Split were proportionately adjusted to reflect the Reverse Split, including our Series A Warrants, which if remaining outstanding at termination shall be convertible into 1/100th of one share of Common Stock at termination.

Corporate Information

We were incorporated in the State of California on September 28, 1999 under the name NetREIT, and in June 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name to “Presidio Property Trust, Inc.” Our executive offices are located at 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. Our telephone number is (760) 471-8536. We maintain an internet website at www.presidiopt.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock, you should carefully consider the risks below and set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, which are incorporated by reference herein, and subsequent reports filed with the Commission, together with the financial and other information contained or incorporated by reference in this prospectus. If any of these risks occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock.

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If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market, our Common Stock could be delisted, which could affect our Common Stock’s market price and liquidity and reduce our ability to raise capital.

We are required to meet certain qualitative and financial tests to maintain the listing of our securities on Nasdaq. As of the date of this prospectus, we are in compliance with all of Nasdaq’s continued listing requirements. As previously disclosed, on June 7, 2024, the Company received a written notice from Nasdaq notifying the Company that it had failed to meet the $1.00 per share minimum bid price requirement for continued inclusion on Nasdaq. The letter also indicated that the Company would be provided with a compliance period of 180 calendar days, or until December 4, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). On December 5, 2024, Nasdaq notified the Company that it had determined that the Company is eligible for an additional 180 calendar day period, or until June 2, 2025, to regain compliance. On May 19, 2025, we effected the Reverse Split. On June 3, 2025, we received written notice from Nasdaq notifying us that we have regained compliance with Nasdaq’s minimum stock price requirement.

As a result of Nasdaq’s recently revised rules, companies are now limited by how many times they can effect reverse stock splits within a certain time period to regain compliance with the minimum bid price requirement. For example, if a company’s security fails to meet the minimum bid price requirement and the company has effected a reverse stock split within the prior one-year period, it will not be eligible for any compliance period to address a bid price deficiency. This restriction applies even if the company was in compliance with the minimum bid price requirement at the time of its prior reverse stock split. Accordingly, if a company effects a reverse stock split but its security subsequently falls out of compliance with the minimum bid requirement within a one-year period, it will be issued a delisting determination rather than being granted a compliance period. Under these circumstances, the company can appeal the delisting determination to a Hearings Panel, during which time any suspension or delisting action will be stayed. This amendment builds upon a 2020 rule change, which established an automatic delisting threshold for companies that have conducted one or more reverse stock splits within a two-year period with a cumulative ratio of 250 shares or more to one. Companies that meet this threshold are also ineligible for a compliance period and are subject to delisting (subject to a stay pursuant to the appeal processes).

There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria. If we are unable to regain compliance with the continued listing requirements of Nasdaq, our Common Stock could be delisted, making it more difficult to buy or sell our securities and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting could also impair our ability to raise capital.

Future issuances of stock could dilute the value of our Common Stock.

We may sell additional shares of Common Stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. As of December 5, 2025, there were 1,439,099 shares of our Common Stock issued and outstanding. Those shares outstanding do not include the potential issuance, as of December 5, 2025, of approximately 23,494 shares of our Common Stock that will be available for future issuance under the Plan or 1,653,507 shares of our Common Stock issuable upon exercise of outstanding warrants . Future issuance of any new shares could cause further dilution in the value of our outstanding shares of Common Stock. We cannot predict the size of future issuances of our Common Stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, business prospectus, growth strategy, and liquidity. These forward-looking statements are subject to a number of known risks, unknown risks, uncertainties and assumptions, and our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the “Risk Factors” section of this prospectus, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Commission.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. You should not place undue reliance on these forward-looking statements.

You should carefully read the factors described in the “Risk Factors” section of any prospectus supplement or other offering material, as well as any risks described in the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. You should understand that it is not possible to predict or identify all such factors, and that this list should not be considered a complete statement of all potential risks and uncertainties. You should also realize that if the assumptions we have made prove inaccurate, or if unknown risks and/or uncertainties materialize, actual results could vary materially from the views and estimates included or incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares of our Common Stock covered by this prospectus by any of the Selling Stockholders. The proceeds from the sale of the Common Stock covered by this prospectus are solely for the accounts of the Selling Stockholders.

We will bear all costs, expenses, and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares, will be borne by the Selling Stockholders.

SELLING STOCKHOLDERS

This reoffer prospectus covers the reoffer and resale by the Selling Stockholders listed below of an aggregate of up to 337,864 shares of our Common Stock previously issued under the Plan and available for resale, which constitute “restricted securities” or “control securities” within the meaning of Form S-8.

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The following table sets forth, as of December 5, 2025 (the “Date of Determination”), the number of shares beneficially owned by each current Selling Stockholder to the best of our knowledge. The number of shares in the column “Shares Beneficially Owned Prior to the Offering” represents the total number of shares that a Selling Stockholder currently owns or has the right to acquire within sixty (60) days of the Date of Determination. The number of shares in the column “Number of Shares Being Offered,” represents all the shares that a Selling Stockholder may offer under this reoffer prospectus. The number of shares in the column “After the Offering” and footnotes assume that the Selling Stockholders will sell all of the shares listed in the column “Number of Shares Being Offered Hereby.” However, because the Selling Stockholders may sell all or some of their shares under this reoffer prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The Selling Stockholders have not had a relationship with us within the past three years other than as current or former employees or directors or as a result of their ownership of our shares or other securities.

Information concerning the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this reoffer prospectus, when necessary and required. If, subsequent to the date of this reoffer prospectus, we grant additional awards to the Selling Stockholders or to other affiliates under the Plan, we may supplement this reoffer prospectus to reflect such additional awards and the names of such affiliates and the amounts of securities to be reoffered by them.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 1,439,099 shares of Common Stock of the Company outstanding as of December 5, 2025.

The address of each Selling Stockholder is c/o Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123, unless otherwise indicated.

	Prior to the Offering (1)			After the Offering (2)
Name of Selling Stockholder and	Number of Shares of Series A	% Of Total Outstanding	Number of Shares being	Number of Shares of Series A	% Of Total Outstanding
Position with the Company	Common Stock	Shares	Offered Hereby	Common Stock	Shares
Jack Heilbron, Chief Executive Officer President	224,844	15.6%	62,426	162,418	11.3%
Gary Katz, Chief Investment Officer	105,673	7.3%	82,908	22,765	1.6
Ed Bentzen, Chief Financial Officer	39,050	2.7%	35,708	3,342	* %
Steven Hightower, President of Model Homes	13,200	* %	9,489	3,711	* %
Elena Piliptchak, Director	28,658	2.0%	4,669	23,989	1.7%
James Durfey, Director	15,636	1.1%	10,535	5,101	*
Jennifer Barnes, Director	13,916	1.0%	9,618	4,298	*
Tracie Hager, Director	7,458	* %	7,458	-	0.0%
Adam Sragovicz	**	*	56,898	**	*
David Bruen	**	*	9,813	**	*
Bruce Harley	**	*	6,096	**	*
Kelly Fields	**	*	5,938	**	*
Waleska Neris	**	*	5,682	**	*
Steven Foss	**	*	5,731	**	*
Melissa Jarrell	**	*	4,568	**	*
William Clayton	**	*	4,560	**	*
Larry Dubose	**	*	4,176	**	*
Estefani Nieto	**	*	2,845	**	*
Nancy Davis	**	*	1,745	**	*
Cynthia Hannigan	**	*	1,494	**	*
Sumner Rollings	**	*	1,624	**	*
Lowell Hartkorn	**	*	1,205	**	*
Aubra Johnson	**	*	1,241	**	*
Justin Young	**	*	856	**	*
Enterprises Gimmel	**	*	366	**	*
Brandy Sharp	**	*	137	**	*
Jerome Chavez	**	*	60	**	*
Kelly Pierce	**	*	18	**	*
Rico Castillo	**	*	-	**	*
			337,864

(1)	Includes unvested grants and all unexercised warrants that can be converted into shares of Common Stock within 60 days of December 5, 2025.
(2)	Assumes all the shares held by each Selling Stockholder being offered under this prospectus are sold, and that no Selling Stockholder will acquire additional securities before the completion of this offering.
*	Less than 1%.
**	To the best of our knowledge, this Selling Stockholder owns a nominal number of our shares.

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Plan of Distribution

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of each individual’s Common Stock. The Selling Stockholders may sell the Common Stock registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.

The Common Stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on any national securities exchange on which the Common Stock may be then listed.

The aggregate proceeds to each Selling Stockholder from the sale of the Common Stock will be the purchase price of the Common Stock, less discounts and commissions, if any. The Selling Stockholders reserve the right to accept and, together with his, her or its agents from time to time, to reject, in whole or in part, any proposed purchase of the Common Stock to be made directly or through agents. We will not receive any of the proceeds from a sale of the Common Stock by the Selling Stockholders.

The Selling Stockholders and any broker-dealers or agents that participate in the sale of the Common Stock, may be deemed to be “underwriters” under the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the Common Stock may be underwriting discounts and commissions under the Securities Act. If a Selling Stockholder is an “underwriter” under the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered in this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

●	Our Annual Report for the year ending December 31, 2024 on Form 10-K, as filed with the SEC on March 31, 2025;
●	Our Quarterly Report for the Period ending March 31, 2025 on Form 10-Q as filed with the SEC on May 14, 2025;
●	Our Quarterly Report for the Period ending June 30, 2025 on Form 10-Q as filed with the SEC on August 14, 2025;
●	Our Quarterly Report for the Period ending September 30, 2025 on Form 10-Q as filed with the SEC on November 12, 2025;
●	Our definitive Proxy Statement for the 2025 Annual Meeting of the Stockholders, as filed with the SEC on April 17, 2025;
●	Our Current Reports on Form 8-K filed with the SEC on January 6, 2025, March 14, 2025, April 7, 2025 (as amended on form 8-K/A on April 8, 2025), April 8, 2025, April 16, 2025, May 7, 2025, May 16, 2025, June 2, 2025, June 3, 2025, June 5, 2025, July 9, 2025, July 9, 2025, July 15, 2025, October 7, 2025 and October 14, 2025; and
●	The description of our Common Stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on October 2, 2020 and Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, including any amendments or reports filed for purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement, that indicates that all securities offered by this Registration Statement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement, and to be a part of this Registration Statement from the date of filing of such documents.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at www.sec.gov. We also make this information available on the investors’ relations section of our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

This prospectus is part of the registration statement and does not contain all the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The securities offered under this prospectus and any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement, is accurate only as of the date of this prospectus and prospectus supplement (if any), respectively, regardless of the time of delivery of this prospectus or any prospectus supplement, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

PRESIDIO PROPERTY TRUST, INC.

337,864 SHARES OF SERIES A COMMON STOCK

REOFFER PROSPECTUS

The date of this reoffer prospectus is December 8, 2025.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

●	Our Annual Report for the year ending December 31, 2024 on Form 10-K, as filed with the SEC on March 31, 2025;
●	Our Quarterly Report for the Period ending March 31, 2025 on Form 10-Q as filed with the SEC on May 14, 2025;
●	Our Quarterly Report for the Period ending June 30, 2025 on Form 10-Q as filed with the SEC on August 14, 2025;
●	Our Quarterly Report for the Period ending September 30, 2025 on Form 10-Q as filed with the SEC on November 12, 2025;
●	Our definitive Proxy Statement for the 2025 Annual Meeting of the Stockholders, as filed with the SEC on April 17, 2025;
●	Our Current Reports on Form 8-K filed with the SEC on January 6, 2025, March 14, 2025, April 7, 2025 (as amended on form 8-K/A on April 8, 2025), April 8, 2025, April 16, 2025, May 7, 2025, May 16, 2025, June 2, 2025, June 3, 2025, June 5, 2025, July 9, 2025, July 9, 2025, July 15, 2025, October 7, 2025 and October 14, 2025; and
●	The description of our Common Stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on October 2, 2020 and Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, including any amendments or reports filed for purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. The Registrant’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

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●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer of the Registrant who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of the Registrant and at its request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any of the Registrant’s predecessors in any of the capacities described above and any employee or agent of the Registrant or any of the Registrant’s predecessors.

The Registrant has entered into indemnification agreements with each of its executive officers and directors whereby the Registrant agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Registrant to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The issuance of the shares of Common Stock being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

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Item 8. Exhibits.

The following are filed as exhibits to this Registration Statement on Form S-8:

Exhibit Number	Description
4.1	Second Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed on April 17, 2025)

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Baker Tilly

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (including on signature page hereof)

10.1	Form of Restricted Stock Agreement under 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.25 of the Registrant’s Registration Statement on Form S-11 filed on January 17, 2018)

107	Filing Fee Exhibit

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

a)	Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 8, 2025.

PRESIDIO PROPERTY TRUSUT, Inc.

By:	/s/ Jack K. Heilbron
Jack K. Heilbron
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Jack K. Heilbron his or her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Presidio Property Trust, Inc. relating to the company’s 2017 Incentive Award Plan and any or all amendments or post-effective amendments to the Registration Statement on Form S-8, and any and all future Registration Statements on Form S-8 filed for the purpose of registering additional shares resulting from share increases under the company’s 2017 Incentive Award Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jack K. Heilbron	Chairman of the Board, Chief	December 8, 2025
Jack K. Heilbron	Executive Officer and President (Principal Executive Officer)

/s/ Ed Bentzen	Chief Financial Officer	December 8, 2025
Ed Bentzen	(Principal Financial and Accounting Officer)

/s/ Jennifer A. Barnes	Director	December 8, 2025
Jennifer A. Barnes

/s/ James R. Durfey	Director	December 8, 2025
James R. Durfey

/s/ Elena Piliptchak	Director	December 8, 2025
Elena Piliptchak

/s/ Tracie Hager	Director	December 8, 2025
Tracie Hager

/s/ Steve Hightower	Director	December 8, 2025
Steve Hightower

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